EXHIBIT 99.1

CESCA THERAPEUTICS REPORTS SECOND QUARTER FISCAL 2015 RESULTS

Company to Provide an Update on the Status of its IDE Submission to the FDA for a Phase III Pivotal Clinical Trial for the Treatment of Patients with Critical Limb Ischemia

Management will Hold a Conference Call Today at 2:00pm Pacific (5:00pm Eastern)

RANCHO CORDOVA – February 12, 2015 – Cesca Therapeutics Inc. (NASDAQ: KOOL), an autologous cell-based regenerative medicine company, today reported financial results for the second quarter of fiscal 2015 and provided an update on the progress of its clinical programs.

“We made good progress in advancing our cell therapy programs during the second quarter of fiscal 2015,” said Robin C. Stracey, Chief Executive Officer of Cesca Therapeutics.  “Most notably, we hit a major milestone in submitting our Investigational Device Exemption (“IDE”) application to the Food and Drug Administration (“FDA”) for a pivotal phase three clinical trial for the treatment of no-option patients with critical limb ischemia (“CLI”),” he added.

The Critical Limb Ischemia Rapid Stem Cell Therapy (CLIRST III) study is anticipated to be a double blinded randomized controlled trial to evaluate the safety and efficacy of the SurgWerks™-CLI and VXP System in treating CLI patients with non-healing foot ulcers who have no further options other than amputation under current standard of care guidelines.  Clinical outcomes will be compared against a placebo control of the same patient population. The primary endpoint will be major amputation free survival at 12 months following enrollment and the study will be conducted across approximately 60 sites.

Also during the quarter the Company received a letter back from the FDA responding to the Company’s IDE application.  In its letter, the FDA requested additional information on characterization of the output of the SurgWerks - CLI and VXP system, a plan for testing device output for conformity to pre-defined intra-operative release criteria prior to administration, modifications to the management of potential adverse events and a strengthening of the language in the risk clauses in the informed consent document.

“Interacting with regulatory agencies like the FDA is an important part of the process of addressing any safety and efficacy concerns associated with emerging therapies.” commented Ken Harris, Cesca’s President and the leader of the Company’s clinical programs. “This is an iterative communication process that is an important element of designing therapies and robust clinical trial protocols. We understand the FDA’s questions and comments and are actively addressing them,” continued Harris.

CLI is the most severe form of Peripheral Arterial Disease (“PAD”), affecting over two million patients in the United States. It is frequently associated with chronic foot and leg ulcers, leading to approximately two hundred thousand amputations per year. A diagnosis of CLI statistically results in a 25% mortality rate, and a 25% amputation rate, within one year.

Cesca Therapeutics’ SurgWerks Platform utilizes a patient’s own bone marrow stem cells which are collected, prepared and delivered into the targeted damaged tissue in a single intra-operative procedure. The Company has a development pipeline of therapies, in addition to this late stage peripheral vascular indication, that includes treatments for acute myocardial infarction, ischemic stroke, bone marrow transplant, avascular necrosis, and non-union fracture.

Second Quarter Fiscal 2015 Financial Results

Net revenues for the quarter ended December 31, 2014 were $4.6 million, compared to $4.5 million for the same period in the prior year. The modest increase in revenues was due to sales from cord blood products and services generated from the Company’s new Indian business that are the result of the merger with TotipotentRX which was consummated in February of 2014.

Gross profit for the quarter ended December 31, 2014 was $1.5 million, compared to $1.8 million for the same period in the prior year.  The decrease in gross profit of approximately $300 thousand was primarily due to additional manufacturing costs expensed during the quarter.

Operating expenses for the quarter ended December 31, 2014 were $5.9 million, compared to $3.4 million for the same period in the prior year.  Research and development expenses increased by $745 thousand over the same period in the prior year due to further development of the Company’s cell therapy clinical programs, including costs associated with preparing our IDE application to the FDA for our forthcoming pivotal clinical trial for our critical limb ischemia rapid stem cell therapy.  General and administrative expenses increased by $1.8 million due to legal costs associated with defending certain claims against the Company’s Res-Q™ 60 (“Res-Q”) product line and costs associated with employee severance.  This increase in costs was partially offset by the absence of legal and advisory fees incurred in the prior year quarter associated with the merger with TotipotentRX.

Adjusted EBITDA loss was $3.6 million for the quarter ended December 31, 2014 compared to $1.3 million for the same period in the prior year.  Net loss for the quarter ended December 31, 2014 was $4.4 million, compared to $1.6 million for the same period in the prior year. The increase in the adjusted EBITDA loss of $2.3 million and the increase in the net loss of $2.8 million was due to investments in the development and advancement of the Company’s clinical programs and legal costs associated with patent litigation.

Cash and cash equivalents were $8.4 million for the quarter ended December 31, 2014.

Non-GAAP Measures

In addition to the results reported in accordance with US GAAP, Cesca also uses a non-GAAP measure, adjusted EBITDA, to evaluate operating performance and to facilitate comparisons with historical results and trends.  This financial measure is not a measure of financial performance under US GAAP and should not be considered in isolation or as a substitute for loss as a measure of performance.  The calculation of this non-GAAP measure may not be comparable to similarly titled measures used by other companies.

Conference Call and Webcast

Management will hold a conference call today at 2:00pm Pacific (5:00pm Eastern) to review the second quarter fiscal 2015 financial results.

Conference call details:

Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“Cesca”

To listen to the audio webcast of the call during or after the event, please visit http://cescatherapeutics.com/investors/webcasts-calls/

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:

Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-307-0088
Conference ID#:	10060065

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. (www.cescatherapeutics.com) is engaged in the research, development and commercialization of autologous cell-based therapeutics for use in regenerative medicine.  The Company is a leader in development and manufacture of automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapy products.  These include:

•	The SurgWerks™ Platform with VXP System, proprietary stem cell therapy point-of-care device kits and cell processing systems for treating vascular and orthopedic indications that integrate the following indication specific systems:

•	Cell harvesting

•	Cell processing and selection

•	Cell diagnostics

•	Cell delivery

•	The CellWerksTM Platform, a proprietary stem cell laboratory kit for processing target cells used in the treatments of oncological and hematological disorders.

•	The AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood.

•	The MarrowXpress™ Platform (MXP™), a derivative product of the AXP and its accompanying disposable bag set, isolates and concentrates stem cells from bone marrow. Self-powered and microprocessor-controlled, the MXP contains flow control optical sensors that volume-reduces blood from bone marrow to a user defined volume in 30 minutes, while retaining over 90% of the MNCs.

•	The Res-Q™ 60 (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 35 countries for cryopreserving and archiving cord blood stem cell units for transplant.

Forward Looking Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements, including FDA approval, timing of the Company’s submission of IDE applications, or amendments to such applications, and outcomes from such submissions.  Further, clinical trial outcomes are not predictable, and results may vary from the Company’s expectations, including the start of any such clinical trials, patient follow up issues, and costs associated with such trials. Further description of other risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics' forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Contact:
Cesca Therapeutics Inc.
http://www.cescatherapeutics.com
Investor Contact: Kirin Smith, ProActive Capital Group
+ 1-646-863-6519, or ir@cescatherapeutics.com

Financials
Cesca Therapeutics Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except share and per share amounts)	December 31, 2014	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$8,357	$14,811
Accounts receivable, net	4,570	4,693
Inventories	5,195	5,606
Prepaid expenses and other currentassets	300	217

Total current assets	18,422	25,327

Equipment, net	2,718	2,298
Goodwill	13,195	13,254
Intangible assets, net	21,635	21,928
Other assets	75	81

	$56,045	$62,888
Current liabilities:
Accounts payable	$3,168	$3,590
Other current liabilities	3,443	2,790

Total current liabilities	6,611	6,380

Long-term liabilities	7,876	7,810

Stockholders' equity	41,558	48,698

	$56,045	$62,888

Cesca Therapeutics Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013

Net revenues	$4,643	$4,468	$8,298	$8,112

Cost of revenues	3,102	2,679	5,571	4,932

Gross profit	1,541	1,789	2,727	3,180

Expenses:

Sales and marketing	720	713	1,528	1,428

Research and development	1,542	797	3,019	1,630

General and administrative	3,632	1,882	5,820	4,024

Total operating expenses	5,894	3,392	10,367	7,082

Loss from operations	(4,353)	(1,603)	(7,640)	(3,902)

Interest and other income (expense), net	(18)	--	(27)	--
Net loss	$(4,371)	$(1,603)	$(7,667)	$(3,902)

Net loss	$(4,371)	$(1,603)	$(7,667)	$(3,902)
Other comprehensive income:
Foreign currency translation adjustments	(37)	--	(69)	--
Comprehensive loss	$(4,408)	$(1,603)	$(7,736)	$(3,902)

Per share data:

Basic and diluted net loss per common share	$(0.11)	$(0.10)	$(0.19)	$(0.23)

Shares used in computing per share data	40,303,628	16,682,730	40,289,170	16,672,811

Cesca Therapeutics Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(in thousands)	Six Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(7,667)	$(3,902)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	667	327
Stock based compensation expense	676	284
Net change in operating assets and liabilities:
Accounts receivable, net	114	(640)
Inventories	157	7
Prepaid expenses and other current assets	(83)	96
Other assets	5	--
Accounts payable	(404)	(369)
Accrued payroll and related expenses	361	54
Deferred revenue	(181)	--
Other liabilities	486	(190)

Net cash used in operating activities	(5,869)	(4,333)
Cash flows from investing activities:
Capital expenditures	(455)	(153)

Net cash provided by (used in) investing activities	(455)	(153)

Cash flows from financing activities:
Payments on capital lease obligations	(16)	--
Repurchase of common stock	(80)	(68)

Net cash used in financing activities	(96)	(68)

Effects of foreign currency rate changes on cash and cash equivalents	(34)	--
Net decrease in cash and cash equivalents	(6,454)	(4,554)

Cash and cash equivalents at beginning of period	14,811	6,884
Cash and cash equivalents at end of period	$8,357	$2,330

Supplemental non-cash financing and investing information:
Transfer of inventories to equipment	$218	$57
Equipment acquired by capital lease	$112	--

Cesca Therapeutics Inc.
Adjusted EBITDA
(Unaudited)

(in thousands)	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Loss from operations	$(4,353)	$(1,603)	$(7,640)	$(3,902)

Add (subtract):

Depreciation and amortization	345	171	667	327

Stock-based compensation expense	392	115	676	284

Adjusted EBITDA loss	$(3,616)	$(1,317)	$(6,297)	$(3,291)